UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2013

EGPI FIRECREEK, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-32507 (Commission File Number)	88-0345961 (IRS Employer Identification No.)

6564 Smoke Tree Lane Scottsdale, Arizona (principal executive offices)	85253 (Zip Code)

(480) 948-6581
(Registrant’s telephone number, including area code)

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(a) The information set forth in Item 8.01 is incorporated here by reference.

Item 8.01 Other Events.

To update information listed primarily in the legal section listed in the Company’s filings and reports: In November 2010, the Company and South Atlantic Traffic Corp., a former wholly owned subsidiary of the Company, received a lawsuit from two of the former owners of SATCO, Mr. Jesse Joyner and Mr. James Stewart Hall. Mr. Joyner and Mr. Hall have subsequently resigned from their positions with the Company. On December 17, 2010, EGPI Firecreek Inc. filed its answer to the claim and filed a counterclaim against Mr. Joyner and Mr. Hall. As of August 2011 and through April 2012, the Company then in settlement negotiations resolved the matter for less than the amount currently accrued and included in notes payable and accrued interest, and the subject of the lawsuit. SATCO was sold to Distressed Asset Acquisitions, Inc. in March 2012. On July 2012 the case was settled for $177,000 on scheduled payments over three years. The Company has made eleven payments of just under $5,000 each, is current through June 2013 with a partial payment made for July per negotiations on August 30, 2013. Having requested further extensions for 30-60 days in late September and early October, the Company was notified by counsel for Joyner and Hall that the request for additional time was not accepted and further instructed to submit a consent Judgment to the court. On October 10, 2013 the Company was notified that Joyner Hall counsel that a motion per an October 2012 order to reactivate the case and entry of consent judgment had been requested to be filed against the Company and Billy V. Ray Jr. in the amount of $288,674.60 and was calculated by using the default trigger increased settlement amount of $400,000 less twice the cash paid by the Company prior to default or $111,325.40 leaving the final increased settlement amount pre entry of consent judgment at $288,674.60.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2013

MONDIAL VENTURES, INC.

By:	/s/ Dennis R. Alexander
Dennis R. Alexander, Chief Executive Officer